EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Sr. Vice President, Finance & CFO (513) 425-2888

USW Members Ratify Labor Contract Extension For AK Steel’s Mansfield Works

WEST CHESTER, OH, December 9, 2010 — AK Steel (NYSE: AKS) said that members of the United Steelworkers (USW) Local 169 have ratified a three-year extension to a labor agreement covering about 270 hourly production and maintenance employees at the company’s Mansfield (OH) Works.  The new agreement extends the existing contract to March 31, 2014.  The existing contract was scheduled to expire March 31, 2011.
AK Steel said it was notified by USW officials that the contract extension passed in voting held today in Mansfield.  The terms of the extension are effective as of December 3, 2010.
The contract extension provides lump sum payments of $1,000 to each represented employee covered by the contract in 2010 and 2012.  In addition, the standard hourly wage rates will be increased by $0.50 in April of 2013.
“We are pleased to have reached an early agreement on this contract extension which provides AK Steel with continued operational flexibility for our Mansfield Works, as well as a wage increase and other economic benefits for our hourly employees at that plant,” said James L. Wainscott, Chairman, President and CEO of AK Steel.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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